Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 22, 2013, in the Registration Statement (Form S-4) and related Prospectus of Sabine Pass LNG, L.P. for the registration of $420 million Senior Secured Notes.

/s/ Ernst & Young LLP

Houston, TX

July 24, 2013